Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 9, 2015

For Immediate Release	Contact: Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Fourth Quarter Revenue Tops $1 Billion

PHILADELPHIA, PA, March 9, 2015 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net income of $80 million and $232 million for the three months and year ended January 31, 2015, respectively. Earnings per diluted share were $0.60 and $1.68 for the three months and year ended January 31, 2015, respectively.

Total Company net sales for the fourth quarter of fiscal 2015 increased 12% over the same quarter last year to a record $1.01 billion. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 6%. Comparable Retail segment net sales increased 18% at Free People, 6% at the Anthropologie Group and 4% at Urban Outfitters. Wholesale segment net sales rose 21%.

For the year ended January 31, 2015, total Company net sales increased 8% over the prior year to a record $3.3 billion. Comparable Retail segment net sales increased 2%. Wholesale segment net sales increased 27%.

“We are pleased to report our first billion dollar quarter, fueled by positive retail segment ‘comps’ at all of our brands, “said Richard A. Hayne, Chief Executive Officer. “It is encouraging to see this sales trend continue into Q1,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended January 31,		Twelve Months Ended January 31,
Net sales by brand	2015	2014	2015	2014
Urban Outfitters	$438,369	$398,021	$1,385,070	$1,369,302
Anthropologie Group[1]	413,004	378,912	1,384,269	1,280,998
Free People	152,630	122,861	530,791	416,369
Other	7,041	6,064	22,947	19,939

Total Company	$1,011,044	$905,858	$3,323,077	$3,086,608

Net sales by segment
Retail Segment	$953,277	$857,953	$3,097,274	$2,908,981
Wholesale Segment	57,767	47,905	225,803	177,627

Total Company	$1,011,044	$905,858	$3,323,077	$3,086,608

[1]	Anthropologie Group consists of the Anthropologie and Bhldn brands

For the three months ended January 31, 2015, the gross profit rate decreased by 207 basis points versus the prior year’s comparable period. The deleverage occurred primarily due to lower initial merchandise markups followed by higher markdowns, which were primarily driven by the underperformance at the Urban Outfitters brand. For the year ended January 31, 2015, the gross profit rate decreased by 227 basis points versus the prior year’s comparable period. The deleverage occurred primarily due to lower initial merchandise markups, store occupancy deleverage due to negative store comparable net sales and higher markdowns, which were primarily driven by the underperformance at the Urban Outfitters brand.

As of January 31, 2015, total inventories increased by $47 million, or 15%, on a year-over-year basis. The growth in total inventories is primarily related to the acquisition of inventory to stock new and non-comparable stores as well as an increase in comparable Retail segment inventories. Comparable Retail segment inventories increased 7% at cost while decreasing 7% in units.

For the three months ended January 31, 2015, selling, general and administrative expenses, expressed as a percentage of net sales, leveraged by 8 basis points when compared to the prior year period. For the year ended January 31, 2015, selling, general and administrative expenses, expressed as a percentage of net sales, deleveraged by 56 basis points compared to the prior year period primarily due to increased marketing and technology expenses which were used to drive higher direct-to-consumer traffic.

The Company’s effective tax rate for the fourth quarter of fiscal 2015 was 35.0% compared to 31.7% in the prior year period. The tax rate variance is due to prior year favorable one-time benefits pertaining to a federal rehabilitation credit received related to the expansion of the Company’s home office and the release of foreign valuation allowances.

On August 27, 2013, the Board of Directors authorized the repurchase of 10.0 million common shares under a share repurchase program. During the first quarter of fiscal 2015, the Company repurchased and retired 9.7 million common shares for approximately $353 million completing the share repurchase authorization. On May 27, 2014, the Board of Directors authorized the repurchase of an additional 10.0 million common shares under a share repurchase program. During the year ended January 31, 2015, the Company repurchased and retired 7.7 million common shares for approximately $258 million, leaving 2.3 million shares available for repurchase under the authorization. On February 23, 2015, the Board of Directors authorized the repurchase of an additional 20.0 million shares under a share repurchase program.

During the year ended January 31, 2015, the Company opened a total of 38 new stores including: 15 Anthropologie Group stores, 12 Free People stores, and 11 Urban Outfitters stores. The Company closed 3 Urban Outfitters stores due to lease expirations.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 238 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 204 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 102 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide; and 2 Terrain garden centers and a website, as of January 31, 2015.

Management’s fourth quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/obhn7emd/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2015	2014	2015	2014
Net sales	$1,011,044	$905,858	$3,323,077	$3,086,608
Cost of sales	661,407	573,853	2,148,147	1,925,266

Gross profit	349,637	332,005	1,174,930	1,161,342
Selling, general and administrative expenses	225,655	202,916	809,545	734,511

Income from operations	123,982	129,089	365,385	426,831
Other (expense) income, net	(375)	795	(1,935)	687

Income before income taxes	123,607	129,884	363,450	427,518
Income tax expense	43,309	41,202	131,022	145,158

Net income	$80,298	$88,682	$232,428	$282,360

Net income per common share:
Basic	$0.61	$0.60	$1.70	$1.92
Diluted	$0.60	$0.59	$1.68	$1.89

Weighted average common shares and common share equivalents outstanding:
Basic	132,053,126	147,302,220	136,651,899	147,014,869
Diluted	132,980,947	149,202,626	138,192,734	149,225,906

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.4%	63.3%	64.6%	62.4%

Gross profit	34.6%	36.7%	35.4%	37.6%
Selling, general and administrative expenses	22.3%	22.4%	24.4%	23.8%

Income from operations	12.3%	14.3%	11.0%	13.8%
Other (expense) income, net	(0.1%)	0.0%	(0.1%)	0.1%

Income before income taxes	12.2%	14.3%	10.9%	13.9%
Income tax expense	4.3%	4.5%	3.9%	4.7%

Net income	7.9%	9.8%	7.0%	9.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2015	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$154,558	$242,058
Marketable securities	104,246	281,813
Accounts receivable, net of allowance for doubtful accounts of $850 and $1,711, respectively	70,458	55,161
Inventories	358,237	311,207
Prepaid expenses, deferred taxes and other current assets	117,795	104,741

Total current assets	805,294	994,980

Property and equipment, net	889,232	806,909
Marketable securities	104,448	366,422
Deferred income taxes and other assets	87,782	52,903

Total Assets	$1,886,756	$2,221,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$156,090	$137,036
Accrued expenses, accrued compensation and other current liabilities	197,650	194,794

Total current liabilities	353,740	331,830

Deferred rent and other liabilities	207,032	195,214

Total Liabilities	560,772	527,044

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 130,502,864 an and 147,309,575 issued and outstanding, respectively	13	15
Additional paid-in-capital	—	97,684
Retained earnings	1,341,398	1,597,439
Accumulated other comprehensive loss	(15,427)	(968)

Total Shareholders’ Equity	1,325,984	1,694,170

Total Liabilities and Shareholders’ Equity	$1,886,756	$2,221,214